NMC Income Statement		Exhibit A-5
Unaudited

	December 31, 2004

Revenue	812,380,902

Labor & Employee Benefits	292,596,247
Employee & Travel Costs	6,981,466
Contracted/Third Party Exp	328,669,942
Consumption Goods	82,480,351
Utility/Maintenance Costs	489,045
Insurance	1,202,925
Depreciation	5,491,787
Dues & Subscriptions	57,431,897
Administrative Costs	35,962,535
Other Expenses	1,079,766
Partnership Tax	463,649
Costs	812,849,610

Other Income	231,971

Net Income/(Loss)	(236,737)

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NMC Balance Sheet		Exhibit A-5
Unaudited

	December 31, 2004

ASSETS
Cash & Cash Equivalents	33,657,226
Accounts Receivable	71,851,209
Prepayments	6,122,748
Property, Plant, & Equipment	34,117,930
Less: Accumulated Depreciation	(15,964,008)
Long Term Investments	6,464,355
		136,249,459

LIABILITIES/EQUITY
Current Liabilities
Trade Payables	65,118,558
Other Payables	765,602
Current portion of LTD	1,688,300
Compensation & Benefits	43,347,421
Asset Owner Deposit	-
	110,919,880

Non-Current Liabilities
Mortgage	1,826,469
Capital Lease	-
Other Non-Current	6,983,251
	8,809,721

Equity
WEC Equity Position	3,303,972
WPS Equity Position	3,303,972
Xcel Equity Position	3,303,972
Alliant Equity Position	3,303,972
CE Equity Position	3,303,972
	16,519,859
		136,249,459

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